                                                                    Exhibit 12.1

                    TranSwitch Corporation and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                             (Dollars in thousands)


                             Nine months ended
                               September 30,                          Year Ended December 31,
                           ---------------------                      ------------------------
                              2000         1999         1999         1998    1997(b)         1996(b)         1995(b)
                           -------       ------      -------       ------  -----------     -----------     -----------
Earnings:
Income (loss) before       $39,269       $6,078      $22,522       $6,544      $(1,621)        $(9,663)        $(1,685)
 income taxes
Add:
Fixed Charges as             1,822          270          380          395          439             264             224
 described below           -------       ------      -------       ------      -------         -------         -------
                           $41,091       $6,348      $22,902       $6,939      $(1,182)        $(9,399)        $(1,461)
                           =======       ======      =======       ======      =======         =======         =======
Fixed Charges:
Interest Expense           $ 1,272       $   27      $    35       $  143      $   208         $   129         $    47
Amortization of            $   268            -            -            -            -               -               -
 costs related to
 indebtedness
Estimated interest             282          243          345          252          231             135             177
 factor in rent            -------       ------      -------       ------      -------         -------         -------
 expense (a)
                           $ 1,822       $  270      $   380       $  395      $   439         $   264         $   224
                           =======       ======      =======       ======      =======         =======         =======
Ratio of Earnings to          22.6         23.5         60.3         17.6         (2.7)          (35.6)           (6.5)
 Fixed Charges             =======       ======      =======       ======      =======         =======         =======


(a) The estimated interest factor in rent expense represents one third of rental expense.
(b) The deficiency in earnings in relation to fixed charges for the year ended December 31, 1997, 1996 and 1995 is $2.1 million, $9.9 million and $1.9 million, respectively.